Exhibit 99.1

99 CENTS ONLY STORES(R) REPORTS FIRST QUARTER 2005 RETAIL SALES OF $231.9 MILLION, UP 6.0%, AND TOTAL SALES OF $242.3 MILLION, UP 5.3% OVER FIRST QUARTER 2004; RESTATEMENT OF FINANCIAL STATEMENTS RELATED TO LEASE ACCOUNTING.


      CITY OF COMMERCE, CA - April 8, 2005 - 99 Cents Only Stores(R) (NYSE:NDN) reported total sales of $242.3 million for the first quarter ended March 31, 2005, up $12.3 million or 5.3% from $230.1 million for the first quarter of 2004.
       Retail sales for the first quarter of 2005 were $231.9 million, up $13.1 million or 6.0% from sales of $218.8 million for the first quarter of 2004. One less day in the first quarter of 2005 due to the Leap Year in 2004, as well as three California stores closed in 2004, negatively affected 2005 first quarter sales by $3.9 million.
     Same-store-sales decreased 2.8% during the first quarter of 2005, versus a slight increase of 0.2% in the first quarter of 2004. For the first quarter of 2005, the comparable store sales transactions were down 3.3% while the average transaction size increased 0.5%. Same-store-sales for the first quarter of 2005 decreased 1.7% after adjusting for the 2004 Leap Year day.
     Eric Schiffer, CEO of the Company said, "We are disappointed with our first quarter 2005 same-store-sales. In addition to the extra sales day due to the Leap Year in 2004, other external factors negatively affecting first quarter 2005 same-store-sales include severe inclement weather in California, the ending of the Southern California grocery strike in late February 2004 and the effects of higher gasoline prices. We believe the historic levels of rainfall that Southern California experienced throughout the first quarter severely affected customer traffic.
     We look forward to discussing the results of our operations, as well as merchandizing and systems initiatives, after we release our earnings. We continue to focus our new management team on improving overall execution while building a foundation to support future growth. Our company remains profitable with a strong balance sheet and no debt."
     During the first quarter of 2005, 99 Cents Only Stores(R) opened five stores, two in California and three in Texas, and closed one smaller California store. Approximately ten additional new stores, seven in California and three in Arizona, are planned for the remainder of 2005. As of March 31, 2005, the gross retail square footage was 4.95 million and sellable square footage was 3.88 million.
     Bargain Wholesale sales for the first quarter of 2005 were $10.4 million compared to $11.2 million in 2004. Bargain Wholesale sales represent 4.3% of first quarter 2005 total sales.

RESTATEMENT OF FINANCIAL STATEMENTS; UPDATE ON TIMING OF 2004 EARNINGS RELEASE AND FORM 10-K FILING:


     As a result of a review undertaken by the Company, in consultation with its external auditor, in response to views expressed by the Chief Accountant of the Securities and Exchange Commission in a February 7, 2005 letter to the American Institute of Certified Public Accountants regarding certain accounting operating lease issues and their application under generally accepted accounting principles, the Company will be restating its financial statements for 2002, 2003, and the first three quarters of 2004 for its accounting for operating lease rent holidays. The final amount of the adjustment to each period is still under review. The Company is continuing to analyze its method of accounting for leasehold improvements funded by either landlord incentives or allowances under operating leases (tenant improvement allowances), which may also require restatement of prior period financial statements. Additionally, the Company is reviewing certain depreciation issues related to prior periods to determine whether adjustments to the useful lives of certain building improvements to periods longer than initially assigned may be required. Such adjustments to the useful lives may result in adjustments to depreciation expense in prior periods. These adjustments and potential adjustments are


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non-cash  and  have  no  significant  impact  on  the Company's cash flows, cash position,  revenues  or  same  store  sales.

     The Company currently anticipates releasing earnings for the fourth quarter and year-end 2004 by April 29, 2005, and filing its Form 10-K shortly thereafter. Additional time may be needed, however, due to the Company's analysis of the above items and their complexity, and because of the review process required by the Company's current and former external auditors regarding any restatement or possible restatement of prior period financials.

     The Company has not established a definitive date for its first quarter earnings release. This will depend primarily on the timing of the Company's release of its fourth quarter and year-end 2004 earnings.

     99 Only Stores(R), the nation's oldest existing one-price retailer, operates 223 retail stores, in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99 Cents Only Stores(R) emphasizes name-brand consumables priced at an excellent value in attractively merchandised stores, where nothing is over 99 cents.

     We have included statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of 99 Cents Only Stores (the " Company"), its directors or officers with respect to, among other things (a) trends affecting the financial condition or results of operations of the Company, (b) the business and growth strategies of the Company, and (c) the status of the Company's filings with the Securities and Exchange Commission. The shareholders of the Company are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release as a result of additional information or factors that we or our external auditors may identify as we complete our review of the matters addressed herein and as our external auditors complete their review of these matters, and for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and
Exchange Commission, including the risk factors contained in the Section - "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com
CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Jeff Kniffin, CFO, 323/881-1239
                              --99--


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